EXHBIIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Amendment to Existing Financing Agreement
Amendment increased credit availability, lowered interest rate, and significantly reduces future annual interest expense

GRAND RAPIDS, MICHIGAN-January 3, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has completed a favorable amendment to its existing financing agreement with Congress Financial (a subsidiary of Wachovia Corporation) and terminated its Supplemental Secured Credit Facility with Kimco Realty Corporation (Kimco).

The Company's amended agreement with Congress Financial increased the Senior Secured Credit Facility to $215 million with a five-year term from its original $170 million four-year term. Current availability under the amended agreement increased by approximately $25 million. A portion of the funds made available under the agreement with Congress Financial were used to prepay without penalty, the $13.9 million of higher interest rate borrowings outstanding under its Supplemental Secured Credit Facility with Kimco.

Interest rates under the amended agreement are 100 basis points lower for LIBOR borrowings and 50 basis points lower for prime-based borrowings. Assuming current LIBOR and prime lending rates, the Company expects annual interest expense to decline by approximately $2.0 million due to the lower interest rates and the prepayment of the higher interest rate Supplemental Secured Credit Facility.

The Company expects to incur a non-cash, after-tax charge of $0.4 million in the third quarter to write off unamortized loan origination fees associated with the previous Kimco financing agreement.

"We are very pleased to have secured more favorable terms for our financing agreement," stated Spartan Stores' Chairman, President and Chief Executive Officer, Craig C. Sturken. "The amended agreement provides us with more borrowing capacity, lowers our cost of capital, and provides us with greater capital expenditure flexibility. We are pleased with the confidence our lenders have in our business plans and their recognition of our improved financial performance."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The

Company distributes more than 40,000 private-label and national brand products to over 300 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects", "looks forward", or that a particular occurrence "will be" the result or occurrence; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.